Exhibit 10.6

As Amended and Restated,
effective October 1, 2023
1998 ABBOTT LABORATORIES PERFORMANCE INCENTIVE PLAN
SECTION 1.
ESTABLISHMENT AND PURPOSES
1.1ESTABLISHMENT OF THE PLAN. Abbott Laboratories ("Abbott") established the "1998 Abbott Laboratories Performance Incentive Plan" (the "Plan"), as set forth in this document.
The Plan became effective as of January 1, 1998 (the "Effective Date") with the approval of Abbott's shareholders at the 1998 Annual Meeting of the Shareholders, and shall remain in effect as provided in Section 6.1 hereof. The Plan was amended and restated for documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code") as of January 1, 2008. Notwithstanding anything in the Plan to the contrary, any amounts under the Plan that were earned and vested before January 1, 2005 (as determined in accordance with Code Section 409A) with respect to participants who retired before January 1, 2005 ("Grandfathered Amounts") shall be subject to the terms and conditions of the Plan as administered and as in effect on December 31, 2004. Amendments made to the Plan pursuant to this amendment and restatement or otherwise shall not affect the Grandfathered Amounts unless expressly provided for in the amendment. The terms and conditions applicable to the Grandfathered Amounts are set forth in Exhibit A attached hereto. Furthermore, any award granted pursuant to this Plan is subject to the terms and conditions of the Abbott Laboratories Recoupment Policy, the Abbott Laboratories Dodd-Frank Clawback Policy, and any other similar Abbott policies, including any predecessor and successor policies, each as may be amended and restated from time to time (collectively, the “Policies”, and each individually, a “Policy”). Any award under this Plan shall be subject to any recoupment or clawback that is required under applicable laws, rules, regulations, or stock exchange listing standards.
1.2PURPOSES OF THE PLAN. The purposes of the Plan are to:
(a)Prove flexibility to Abbott in its ability to attract, motivate, and retain the services of participants in the Plan ("Participants") who make significant contributions to Abbott's success and to allow Participants to share in the success of Abbott.
(b)Optimize the profitability and growth of Abbott through incentives which are consistent with Abbott's goals and which link the performance objectives of Participants to those of Abbott's shareholders; and
(c)Provide Participants with an incentive for excellence in individual performance.
SECTION 2.
ADMINISTRATION
2.1GENERAL. The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of Abbott (the "Board").
2.2AUTHORITY OF THE COMMITTEE. The Committee will have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan, and all rules, regulations and interpretations shall be conclusive and binding on all persons. The Committee has sole responsibility for selecting Participants, establishing performance objectives, setting award targets, and determining award amounts.
2.3DELEGATION BY THE COMMITTEE. The Committee from time to time may delegate the performance of certain ministerial functions in connection with the Plan, such as the keeping of records, to such person or persons as the Committee may select. The cost of administration of the Plan will be paid by Abbott.

2.4GOVERNING LAW/JURISDICTION/LEGAL FEES. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Illinois without giving effect to the conflict of laws principles thereof. Each participant hereby consents to the exclusive jurisdiction of the federal courts in and state courts of the State of Illinois in any dispute concerning or relating to the application of a Policy to the Plan or any awards granted thereunder. If the Company prevails in all material respects in any such dispute, the Company shall be entitled to recover its reasonable legal fees and expenses incurred in connection with such dispute.
SECTION 3.
ELIGIBILITY AND PARTICIPATION
3.1ELIGIBILITY AND PARTICIPATION. Eligibility for participation in the Plan shall be limited to senior officers of Abbott and its subsidiaries. Participants in the Plan will be determined annually by the Committee from those senior officers eligible to participate in the Plan.
SECTION 4.
PERFORMANCE OBJECTIVES
4.1PERFORMANCE OBJECTIVES. The Plan's performance objectives (the "Performance Objectives") shall be determined with reference to Abbott's consolidated net earnings prepared in accordance with generally accepted accounting principles.
4.2    MAXIMUM PAYMENT. The maximum aggregate amount payable to a Participant under this Plan with respect to any fiscal year will not exceed two hundred percent (200%) of such Participant’s target incentive amount for such fiscal year. Each such maximum payment will be increased by interest, at prevailing market rates, accrued on awards deferred or paid to grantor trusts.
SECTION 5.
FINAL AWARDS
5.1FINAL AWARD ALLOCATION. As soon as practicable after the close of each fiscal year, a Participant's final award allocation will be determined solely on the basis of the Performance Objectives, in the sole discretion of the Committee, subject to the limitations of Section 4.2. The discretion of the Committee shall be absolute, and no active participants for any year, by reason of their designation as such, shall be entitled to any particular amounts or any amount whatsoever.
5.2PAYMENT OF AWARDS. A Participant's final award allocation will be paid or deferred in accordance with rules adopted by the Committee which, with respect to amounts other than Grandfathered Amounts, comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
SECTION 6.
DURATION, AMENDMENT, AND TERMINATION
6.1DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect until terminated by the Board.
6.2AMENDMENT AND TERMINATION. The Board, in its sole discretion, may modify or amend any or all of the provisions of the Plan at any time and, without notice, may suspend or terminate it entirely. However, no such modification may, without the consent of the Participant, reduce the right of a Participant to a payment or distribution to which the Participant is entitled by reason of an outstanding award allocation.

SECTION 7.
SUCCESSORS
7.1OBLIGATIONS. All obligations of Abbott under the Plan with respect to awards granted hereunder shall be binding on any successor to Abbott, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Abbott.
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